Exhibit 99.1

QTS Extends Maturity Dates and Expands Unsecured Credit Facility to $1.7 Billion with Improved Pricing and Enhanced Covenant Flexibility

OVERLAND PARK,  Kan.,  (October 22, 2019) – QTS Realty Trust (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced an expansion and extension of its unsecured credit facility, with improved pricing and enhanced covenant flexibility. The unsecured credit facility, as amended, is comprised of a term loan in the amount of $225 million with a 5-year maturity (“Term Loan A”), a term loan in the amount of $225 million with a 5.5-year maturity (“Term Loan B”),  a term loan in the amount of $250 million with a 7-year maturity (“Term Loan C”) and a 4-year $1 billion revolving credit facility (“Revolving Credit Facility”). The Revolving Credit Facility also has a one-year extension option. Interest rates can vary based on leverage levels. The current interest rate on Term Loan A and Term Loan B  is LIBOR plus 1.2% and the current rate on the revolving credit facility is LIBOR plus 1.25%. This pricing represents a 10 basis point reduction from the interest rate on QTS’ credit facility prior to the amendment. The current interest rate on Term Loan C is LIBOR plus 1.5%, reflecting the 7-year maturity.

The credit facility also provides for revolving credit borrowing capacity of up to $300 million in various foreign currencies, and a $500 million accordion feature to increase the credit facility up to $2.2 billion, subject to obtaining additional loan commitments. In addition, certain covenants were adjusted to provide greater flexibility.

“We continue to be pleased with the support from our strategic lending partners in our credit facility which provides QTS with substantial liquidity to fund the continued growth in our business,” said Jeff Berson, Chief Financial Officer – QTS. “The expanded credit facility further strengthens QTS’ balance sheet while extending the average maturity by a weighted average of nearly 1.5 years with improved pricing and additional covenant flexibility.”

QTS engaged KeyBank National Association to serve as administrative agent and Bank of America, N.A., Regions Bank and TD Securities (USA) LLC to serve as co-syndication agents with respect to the Revolving Credit Facility, Term Loan A and Term Loan B, and Regions Bank, TD Securities (USA) LLC and SunTrust Bank as co-syndication agents with respect to Term Loan C. Co-documentation agents include Suntrust Bank, PNC Bank, National Association,  BMO Harris Bank N.A. and Capital One, National Association.

Joint lead arrangers and joint book runners for the amendment and extension with respect to the Revolving Credit Facility, Term Loan A and Term Loan B include KeyBanc Capital Markets, Inc., BofA Securities, Inc., Regions Capital Markets and TD Securities (USA) LLC. Joint lead arrangers and joint book runners for the amendment and extension with respect to Term Loan C include KeyBanc Capital Markets, Inc., Regions Capital Markets, TD Securities (USA) LLC and SunTrust Robinson Humphrey, Inc.

In addition to the eight financial institutions noted above, fifteen additional financial institutions participate in the credit facility.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space within North America and Europe.  Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity, and premium customer service to leading hyperscale technology companies, enterprises, and government entities.  Visit QTS at qtsdatacenters.com, call toll-free (877) QTS-DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact:

Stephen Douglas, EVP Finance

ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com